Exhibit 21.1

SUBSIDIARIES

     The table below sets forth our subsidiaries, the names under which they do business, and their jurisdictions of establishment as of the date of this prospectus.

Name of Company	Jurisdiction of Establishment
Proyectos Inmobiliarios de Culiacán, S.A. de C.V	Mexico
Desarrolladora de Casas del Noroeste, S.A. de C.V	Mexico
Administradora PICSA, S.A. de C.V	Mexico
Altos Mandos de Negocios, S.A. de C.V	Mexico
Homex Atizapán, S.A. de C.V	Mexico
AeroHomex, S.A. de C.V	Mexico
AAA Homex Trust	Mexico